Exhibit 3.2

GLADSTONE LAND CORPORATION

CERTIFICATE OF CORRECTION

Gladstone Land Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: The name of the Maryland corporation is Gladstone Land Corporation.

SECOND: The title of the document being corrected is the Articles Supplementary (the “Articles Supplementary”).

THIRD: The Corporation is the sole party to the Articles Supplementary.

FOURTH: The Articles Supplementary were filed with the SDAT on March 13, 2026 (the “Original Filing Date”).

FIFTH: Articles FIRST and SECOND of the Articles Supplementary, as previously filed with the SDAT, incorrectly stated certain amounts of the Corporation’s authorized stock, providing that:

FIRST: Under a power contained in Section 6.2 of Article 6 of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 1,185,000 authorized but unissued shares of the Corporation’s 5.00% Series D Cumulative Term Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”), as additional shares of the Corporation’s Common Stock, $0.001 par value per share (the “Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of Common Stock as set forth in the Charter.

SECOND: The foregoing shares of Common Stock have been reclassified and designated by the Board under the authority contained in the Charter. After giving effect to such reclassification and designation of Common Stock as set forth herein, the Corporation has authority to issue 52,017,888 shares of Common Stock, 6,329,207 shares of 6.00% Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share, 25,666,775 shares of 6.00% Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share, and 15,986,130 shares of 5.00% Series E Cumulative Term Preferred Stock, $0.001 par value per share. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

SIXTH: The Corporation has determined that, as of the Original Filing Date, the Corporation had no authorized but unissued shares of 5.00% Series D Cumulative Term Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”), and only 10,103,804 shares of 6.00% Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), and, therefore, the Articles Supplementary contained errors. As a result, the reclassification of shares of Series D Preferred Stock set forth in the Articles Supplementary is of no force and effect and the number of authorized shares of stock of the Corporation is as set forth in Article SEVENTH below.

SEVENTH: As a result of the errors in Articles FIRST and SECOND of the Articles Supplementary, corrected by this Certificate of Correction, the Corporation, as of the Original Filing Date, had authority to issue 67,588,265 shares of Common Stock, $0.001 par value per share, 6,321,801 shares of 6.00% Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share, 10,103,804 shares of Series C Preferred Stock and 15,986,130 shares of 5.00% Series E Cumulative Term Preferred Stock, $0.001 par value per share.

EIGHTH: There has been no increase in the authorized shares of stock of the Corporation effected by the Articles Supplementary or this Certificate of Correction.

NINTH: The undersigned officer of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused the Certificate of Correction to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Co-Secretary on this 2nd day of April, 2026.

ATTEST:	GLADSTONE LAND CORPORATION

/s/ Michael LiCalsi	By:	/s/ David Gladstone
Name: Michael LiCalsi		Name: David Gladstone
Title: Co-Secretary		Title: Chief Executive Officer